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Exhibit 4.5

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

Three months ended March 31 ($ millions)	2014	2013

Revenues and Other Income

Operating revenues, net of royalties (note 3)	10 342	9 843

Other income (note 4)	135	173

	10 477	10 016

Expenses

Purchases of crude oil and products	3 701	4 059

Operating, selling and general	2 514	2 271

Transportation	227	160

Depreciation, depletion, amortization and impairment	1 140	999

Exploration	126	130

Project start-up costs	—	1

Voyageur upgrader project charges (note 10)	—	176

Financing expenses (note 7)	471	329

	8 179	8 125

Earnings before Income Taxes	2 298	1 891

Income Taxes

Current	811	540

Deferred	2	257

	813	797

Net Earnings	1 485	1 094

Other Comprehensive Income

Items that may be subsequently reclassified to earnings

Foreign currency translation adjustment	192	19

Items that will not be reclassified to earnings

Actuarial (loss) gain on employee retirement benefit plans, net of income taxes	(60)	57

Other Comprehensive Income	132	76

Total Comprehensive Income	1 617	1 170

Per Common Share (dollars) (note 8)

Net earnings – basic	1.01	0.72

Net earnings – diluted	1.01	0.71

Cash dividends	0.23	0.13

See accompanying notes to the interim consolidated financial statements.

SUNCOR ENERGY INC. 2014 FIRST QUARTER    37

CONSOLIDATED BALANCE SHEETS
(unaudited)

($ millions)	Mar 31 2014	Dec 31 2013

Assets

Current assets

Cash and cash equivalents	4 846	5 202

Accounts receivable	5 508	5 254

Inventories	4 784	3 944

Income taxes receivable	522	294

Total current assets	15 660	14 694

Property, plant and equipment, net	58 095	57 270

Exploration and evaluation	2 884	2 772

Other assets	441	422

Goodwill and other intangible assets	3 095	3 092

Deferred income taxes	46	65

Total assets	80 221	78 315

Liabilities and Shareholders' Equity

Current liabilities

Short-term debt	829	798

Current portion of long-term debt	475	457

Accounts payable and accrued liabilities	7 408	7 090

Current portion of provisions	872	998

Income taxes payable	1 180	1 263

Total current liabilities	10 764	10 606

Long-term debt	10 504	10 203

Other long-term liabilities	1 517	1 464

Provisions	4 342	4 078

Deferred income taxes	10 836	10 784

Shareholders' equity	42 258	41 180

Total liabilities and shareholders' equity	80 221	78 315

See accompanying notes to the interim consolidated financial statements.

38   SUNCOR ENERGY INC. 2014 FIRST QUARTER

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

Three months ended March 31 ($ millions)	2014	2013

Operating Activities

Net earnings	1 485	1 094

Adjustments for:

Depreciation, depletion, amortization and impairment	1 140	999

Deferred income taxes	2	257

Accretion	51	48

Unrealized foreign exchange loss on U.S. dollar denominated debt	357	168

Change in fair value of derivative contracts	11	60

Share-based compensation	(54)	(117)

Exploration	22	37

Settlement of decommissioning and restoration liabilities	(110)	(187)

Other	(24)	(75)

(Increase) decrease in non-cash working capital	(1 147)	290

Cash flow provided by operating activities	1 733	2 574

Investing Activities

Capital and exploration expenditures	(1 490)	(1 485)

Acquisitions (note 10)	—	(515)

Proceeds from disposal of assets	16	4

Other investments	(9)	(4)

Decrease (increase) in non-cash working capital	15	(2)

Cash flow used in investing activities	(1 468)	(2 002)

Financing Activities

Net change in short-term debt	—	190

Net change in long-term debt	(5)	(4)

Issuance of common shares under share option plans	53	41

Purchase of common shares for cancellation (note 6)	(384)	(405)

Dividends paid on common shares	(338)	(197)

Cash flow used in financing activities	(674)	(375)

(Decrease) increase in Cash and Cash Equivalents	(409)	197

Effect of foreign exchange on cash and cash equivalents	53	9

Cash and cash equivalents at beginning of period	5 202	4 385

Cash and Cash Equivalents at End of Period	4 846	4 591

Supplementary Cash Flow Information

Interest paid	72	73

Income taxes paid	1 125	557

See accompanying notes to the interim consolidated financial statements.

SUNCOR ENERGY INC. 2014 FIRST QUARTER    39

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited)

($ millions)	Share Capital	Contributed Surplus	Foreign Currency Translation	Cash Flow Hedges	Retained Earnings	Total	Number of Common Shares (thousands)

At December 31, 2012	19 945	579	(223)	13	18 901	39 215	1 523 057

Net earnings	—	—	—	—	1 094	1 094	—

Foreign currency translation adjustment	—	—	19	—	—	19	—

Actuarial gain on employee retirement benefit plans, net of income taxes of $20	—	—	—	—	57	57	—

Total comprehensive income	—	—	19	—	1 151	1 170	—

Issued under share option plans	67	(28)	—	—	—	39	2 126

Issued under dividend reinvestment plan	7	—	—	—	(7)	—	—

Purchase of common shares for cancellation	(168)	—	—	—	(237)	(405)	(12 840)

Change in liability for share purchase commitment	(22)	—	—	—	(25)	(47)	—

Share-based compensation	—	21	—	—	—	21	—

Dividends paid on common shares	—	—	—	—	(197)	(197)	—

At March 31, 2013	19 829	572	(204)	13	19 586	39 796	1 512 343

At December 31, 2013	19 395	598	102	13	21 072	41 180	1 478 315

Net earnings	—	—	—	—	1 485	1 485	—

Foreign currency translation adjustment	—	—	192	—	—	192	—

Actuarial loss on employee retirement benefit plans, net of income taxes of $20	—	—	—	—	(60)	(60)	—

Total comprehensive income	—	—	192	—	1 425	1 617	—

Issued under share option plans	61	(3)	—	—	—	58	1 740

Issued under dividend reinvestment plan	6	—	—	—	(6)	—	—

Purchase of common shares for cancellation (note 6)	(137)	—	—	—	(247)	(384)	(10 454)

Change in liability for share purchase commitment	40	—	—	—	67	107	—

Share-based compensation	—	18	—	—	—	18	—

Dividends paid on common shares	—	—	—	—	(338)	(338)	—

At March 31, 2014	19 365	613	294	13	21 973	42 258	1 469 601

See accompanying notes to the interim consolidated financial statements.

40   SUNCOR ENERGY INC. 2014 FIRST QUARTER

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1. REPORTING ENTITY AND DESCRIPTION OF THE BUSINESS

Suncor Energy Inc. (Suncor or the company) is an integrated energy company headquartered in Canada. Suncor's operations include oil sands development and upgrading, onshore and offshore oil and gas production, petroleum refining, and product marketing primarily under the Petro-Canada brand. The consolidated financial statements of the company comprise the company and its subsidiaries and the company's interests in associates and jointly controlled entities.

The address of the company's registered office is 150 – 6th Avenue S.W., Calgary, Alberta, Canada, T2P 3E3.

2. BASIS OF PREPARATION

(a) Statement of Compliance

These condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS), specifically International Accounting Standard (IAS) 34 Interim Financial Reporting as issued by the International Accounting Standards Board. They are condensed as they do not include all of the information required for full annual financial statements, and they should be read in conjunction with the consolidated financial statements for the year ended December 31, 2013.

The policies applied in these condensed interim consolidated financial statements are based on IFRS issued and outstanding as at April 28, 2014, the date the Audit Committee approved these statements on behalf of the Board of Directors.

(b) Basis of Measurement

The consolidated financial statements are prepared on a historical cost basis except as detailed in the accounting policies disclosed in the company's consolidated financial statements for the year ended December 31, 2013, except for the retrospective adoption of the following interpretation effective January 1, 2014:

International Financial Reporting Interpretation Committee 21 Levies clarified that an entity recognizes a liability for a levy when the activity that triggers payment occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarified that no liability should be anticipated before the minimum threshold is reached. The adoption of this interpretation did not have an impact to the company's condensed interim consolidated financial statements.

(c) Functional Currency and Presentation Currency

These consolidated financial statements are presented in Canadian dollars, which is the company's functional currency.

(d) Use of Estimates and Judgment

The timely preparation of financial statements requires that management make estimates and assumptions and use judgment. Accordingly, actual results may differ from estimated amounts as future confirming events occur. Significant estimates and judgment used in the preparation of the financial statements are described in the company's consolidated financial statements for the year ended December 31, 2013.

SUNCOR ENERGY INC. 2014 FIRST QUARTER    41

 3. SEGMENTED INFORMATION

The company's operating segments are reported based on the nature of their products and services and management responsibility.

Intersegment sales of crude oil and natural gas are accounted for at market values and are included, for segmented reporting, in revenues of the segment making the transfer and expenses of the segment receiving the transfer. Intersegment amounts are eliminated on consolidation.

Three months ended March 31	Oil Sands		Exploration and Production		Refining and Marketing		Corporate, Energy Trading and Eliminations		Total
($ millions)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Revenues and Other Income

Gross revenues	2 700	2 122	1 229	1 656	6 742	6 521	26	31	10 697	10 330

Intersegment revenues	1 190	921	212	116	18	60	(1 420)	(1 097)	—	—

Less: Royalties	(192)	(173)	(163)	(314)	—	—	—	—	(355)	(487)

Operating revenues, net of royalties	3 698	2 870	1 278	1 458	6 760	6 581	(1 394)	(1 066)	10 342	9 843

Other income	9	—	2	33	7	12	117	128	135	173

	3 707	2 870	1 280	1 491	6 767	6 593	(1 277)	(938)	10 477	10 016

Expenses

Purchases of crude oil and products	54	120	152	128	4 823	4 796	(1 328)	(985)	3 701	4 059

Operating, selling and general	1 529	1 397	153	161	639	543	193	170	2 514	2 271

Transportation	140	85	26	29	71	57	(10)	(11)	227	160

Depreciation, depletion, amortization and impairment	669	545	299	304	152	120	20	30	1 140	999

Exploration	75	74	51	56	—	—	—	—	126	130

Project start-up costs	—	1	—	—	—	—	—	—	—	1

Voyageur upgrader project charges	—	176	—	—	—	—	—	—	—	176

Financing expenses	28	32	9	7	2	1	432	289	471	329

	2 495	2 430	690	685	5 687	5 517	(693)	(507)	8 179	8 125

Earnings (Loss) before Income Taxes	1 212	440	590	806	1 080	1 076	(584)	(431)	2 298	1 891

Income Taxes

Current	298	1	328	420	285	104	(100)	15	811	540

Deferred	15	113	(32)	32	8	190	11	(78)	2	257

	313	114	296	452	293	294	(89)	(63)	813	797

Net Earnings (Loss)	899	326	294	354	787	782	(495)	(368)	1 485	1 094

Capital and Exploration Expenditures	911	1 036	444	360	105	78	30	11	1 490	1 485

42   SUNCOR ENERGY INC. 2014 FIRST QUARTER

 4. OTHER INCOME

Other income consists of the following:

	Three months ended March 31
($ millions)	2014	2013

Energy trading activities

Change in fair value of contracts	112	31

Gains on inventory valuation	5	87

Risk management activities	(6)	(1)

Investment and interest income	27	25

Renewable energy grants	6	7

Change in value of pipeline commitments and other	(9)	24

	135	173

5. SHARE-BASED COMPENSATION

The following table summarizes the share-based compensation expense recorded for all plans within Operating, Selling and General expense.

	Three months ended March 31
($ millions)	2014	2013

Equity-settled plans	18	21

Cash-settled plans	101	20

	119	41

6. NORMAL COURSE ISSUER BID

Pursuant to the company's normal course issuer bid (the 2012 NCIB) that commenced in the third quarter of 2012, the company repurchased a total of 38.9 million common shares for total consideration of $1.2 billion. Under the 2012 NCIB, the company repurchased 25.1 million common shares during 2013 for total consideration of $781 million.

On August 5, 2013, the company commenced a new normal course issuer bid (the 2013 NCIB) through the facilities of the Toronto Stock Exchange, New York Stock Exchange and/or alternative trading platforms. The 2013 NCIB was amended on February 21, 2014 to permit the company to purchase for cancellation additional shares. Pursuant to the 2013 NCIB, the company is permitted to purchase for cancellation up to approximately $2.8 billion worth of its common shares between August 5, 2013 and August 4, 2014, of which the company had repurchased a total of 34.9 million common shares for a total consideration of $1.28 billion as at March 31, 2014.

The following table summarizes the share repurchase activities during the period:

	Three months ended March 31
($ millions, except as noted)	2014	2013

Share repurchase activities (thousands of common shares)
Shares repurchased	10 454	12 840

Amounts charged to

Share capital	137	168

Retained earnings	247	237

Share repurchase cost	384	405

SUNCOR ENERGY INC. 2014 FIRST QUARTER    43

Under an automatic repurchase plan agreement with an independent broker, the company has recorded the following amounts for share repurchases that may take place during its internal blackout period:

($ millions)	Mar 31 2014	Dec 31 2013

Amounts charged to

Share capital	68	108

Retained earnings	131	198

Liability for share purchase commitment	199	306

7. FINANCING EXPENSES

	Three months ended March 31
($ millions)	2014	2013

Interest on debt	183	177

Capitalized interest	(108)	(96)

Interest expense	75	81

Interest on pension and other post-retirement benefits	14	17

Accretion	51	48

Foreign exchange loss on U.S. dollar denominated debt	357	168

Foreign exchange and other	(26)	15

	471	329

8. EARNINGS PER COMMON SHARE

	Three months ended March 31
($ millions)	2014	2013

Net earnings	1 485	1 094

Dilutive impact of accounting for awards as equity-settled(1)	—	(10)

Net earnings – diluted	1 485	1 084

(millions of common shares)

Weighted average number of common shares	1 471	1 519

Dilutive securities:

Effect of share options	2	2

Weighted average number of diluted common shares	1 473	1 521

(dollars per common share)

Basic earnings per share	1.01	0.72

Diluted earnings per share	1.01	0.71

(1)
Cash payment alternatives are accounted for as cash-settled plans. As these awards can be exchanged for common shares of the company, they are considered potentially dilutive and are included in the calculation of the company's diluted net earnings per share if they have a dilutive impact in the period. Accounting for these awards as equity-settled was determined to have a dilutive impact for the three months ended March 31, 2013.

44   SUNCOR ENERGY INC. 2014 FIRST QUARTER

 9. FINANCIAL INSTRUMENTS

Fair Value Hierarchy

The following table presents the company's financial instruments measured at fair value for each hierarchy level as at March 31, 2014.

($ millions)	Level 1	Level 2	Level 3	Total Fair Value

Accounts receivable	311	62	—	373

Accounts payable	(407)	(116)	—	(523)

	(96)	(54)	—	(150)

During the first quarter of 2014, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of Level 3 fair value measurements.

At March 31, 2014, the carrying value of fixed-term debt accounted for under amortized cost was $9.9 billion (December 31, 2013 – $9.6 billion) and the fair value was $11.9 billion (December 31, 2013 – $11.2 billion). The estimated fair value of long-term debt is based on pricing sourced from market data.

10. VOYAGEUR UPGRADER PROJECT

Effective March 27, 2013, the company acquired Total E&P Canada Ltd.'s (Total E&P) interest in Voyageur Upgrader Limited Partnership (VULP) for $515 million and gained full control over the partnership assets. The transaction was accounted for as a business combination.

As VULP was in the development stage and therefore had no revenues and the majority of costs were capitalized, no significant net earnings were generated.

The fair value of consideration transferred and the assets acquired and liabilities assumed at the date of acquisition are summarized below:

($ millions)

Total purchase price	515

Allocation of purchase price:

Property, plant and equipment	374

Deferred income taxes	312

Decommissioning and restoration provisions	(81)

Contracts and liabilities acquired	(90)

Net assets acquired	515

The fair value attributed to the property, plant and equipment acquired was based on an expected future cash flow approach for assets expected to be retained, with a risk-adjusted discount rate of 10%. For assets expected to be sold, the fair value was determined based on management's best estimate of the recoverable amount.

The fair value of the decommissioning and restoration provisions was determined based on management's best estimate of the costs to complete the reclamation activities, the timing of cash outflows, method of reclamation, the discount rate and management's anticipated use of the area in the future.

Following the acquisition, the company announced that it was not proceeding with the Voyageur upgrader project. The decision was a result of a joint strategic and economic review launched by the company and its co-owner, Total E&P, in response to a change in market conditions that challenged the economics of the project. As a result, a charge of $176 million was recorded to net earnings during the first quarter of 2013 related to not proceeding with the upgrading portion of the project. In the fourth quarter of 2013, an adjustment of $94 million was recorded to reduce the previously estimated costs, resulting in a net charge of $82 million.

SUNCOR ENERGY INC. 2014 FIRST QUARTER    45

 11. SALE OF NATURAL GAS BUSINESS

During the third quarter of 2013, the company sold a significant portion of its natural gas business for $1.0 billion before closing adjustments and other closing costs. An after-tax gain of $130 million was recorded in the Exploration and Production segment upon closing of the sale.

12. COMMITMENTS

During the first quarter of 2014, the company increased its commitments by approximately $0.9 billion in support of the company's market access strategy and activities to expand its storage and logistics network.

46   SUNCOR ENERGY INC. 2014 FIRST QUARTER

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  Exhibit 4.5
1. REPORTING ENTITY AND DESCRIPTION OF THE BUSINESS
2. BASIS OF PREPARATION
3. SEGMENTED INFORMATION
4. OTHER INCOME
5. SHARE-BASED COMPENSATION
6. NORMAL COURSE ISSUER BID
7. FINANCING EXPENSES
8. EARNINGS PER COMMON SHARE
9. FINANCIAL INSTRUMENTS
10. VOYAGEUR UPGRADER PROJECT
11. SALE OF NATURAL GAS BUSINESS
12. COMMITMENTS